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Exhibit 99

CENDANT REPORTS RECORD RESULTS FOR THE FIRST QUARTER 2004

1Q 2004 EPS Increased 40% to $0.42 Versus $0.30 in 1Q 2003

1Q 2004 Net Cash Provided By Operating Activities Was $830 Million

1Q 2004 Free Cash Flow Was $356 Million

Company Raises Its Projection of 2004 EPS to $1.69—$1.74

New York, NY, April 19, 2004—Cendant Corporation (NYSE: CD) today reported record first quarter 2004 EPS of $0.42, versus $0.30 in first quarter 2003, an increase of 40%. The first quarter results exceeded the Company's most recent projection of $0.41 and its prior projection of $0.37—$0.38. As previously announced, first quarter EPS included a one-time tax benefit of $0.10 per share related to the modification of our relationship with Trilegiant Corporation.

As a result of the Company's higher than anticipated first quarter results, Cendant tightened the range of its projection of EPS for full year 2004 to $1.69—$1.74, representing year-over-year growth of 20%—23%. The Company had previously raised its estimate on March 31, 2004 to $1.68—$1.74 from $1.65—$1.72. The Company also continues to forecast 2004 Net Cash Provided by Operating Activities of approximately $5 billion and Free Cash Flow of more than $2 billion.

Cendant's Chairman, Chief Executive Officer and President, Henry R. Silverman, stated: "We are very encouraged by our first quarter performance. Improving travel trends and continued strength in residential real estate, coupled with superb execution by our management team, enabled our business units to outperform our original expectations, and to overcome a significant negative year-over-year comparison in our Mortgage Services segment. The fundamental strength and diversity of our operations are readily apparent in the first quarter's results, which continued to demonstrate the growth of our businesses."

First Quarter 2004 Results of Reportable Segments

The following discussion of operating results focuses on revenue and EBITDA for each of our reportable operating segments. EBITDA is defined as net income before non-program related depreciation and amortization, non-program related interest, amortization of pendings and listings, income taxes and minority interest. EBITDA is the measure that we use to evaluate performance in each of our reportable operating segments in accordance with generally accepted accounting principles. Our presentation of EBITDA may not be comparable to similar measures used by other companies. Revenue and EBITDA are expressed in millions.

As previously announced, in order to improve the transparency of our financial results, beginning this quarter, we will report our mortgage and settlement services businesses, which were previously included in our former Real Estate Services segment, as one separate reportable segment, Mortgage Services. The information presented below for first quarter 2003 has been revised to reflect this change.

Real Estate Franchise and Operations
(Consisting of the Company's real estate franchise brands, brokerage operations and relocation services)

	2004	2003	% change

Revenue	$1,156	$985	17%

EBITDA	$129	$113	14%

Revenue and EBITDA increased principally due to strong growth in royalties earned by our real estate franchise businesses and real estate brokerage commissions earned by NRT. Real estate franchise royalty and marketing fund revenue increased 14%, primarily due to a 12% increase in average price and a 7% increase in home sale transactions. Revenue generated by our NRT real estate brokerage business increased 21%, due to increases in both home sale transactions and average price.

Mortgage Services
(Consisting of mortgage services and settlement services)

	2004	2003	% change

Revenue	$238	$370	(36%)

EBITDA	$8	$113	(93%)

As expected, revenue and EBITDA declined primarily due to substantially lower mortgage refinancing volumes and margins on securitized loan sales as compared to the high levels experienced in first quarter 2003. In addition, continuing low interest rates as compared with 2003 resulted in higher amortization of our mortgage servicing rights asset during the quarter, but also resulted in increased application volumes that will benefit mortgage production revenue in the second quarter. We expect that first quarter 2004 results will not be representative of our full year 2004 results and that year-over-year comparisons will improve significantly as the year progresses.

Hospitality Services
(Consisting of the Company's nine franchised lodging brands, timeshare exchange and timeshare sales and marketing, and vacation rental businesses)

	2004	2003	% change

Revenue	$681	$580	17%

EBITDA	$168	$144	17%

Revenue and EBITDA increased primarily due to strong growth in our timeshare sales and exchange businesses. Timeshare sales revenue increased 25%, reflecting the benefit of marketing investments made in 2003, and timeshare exchange and subscription revenue increased 10%. Year-over-year comparisons were negatively impacted by the absence in first quarter 2004 of gain-on-sale accounting for the securitization of timeshare receivables. As previously announced, beginning in third quarter 2003, we no longer recognize gains on the securitization of timeshare receivables due to the consolidation of our principal timeshare securitization structure, which we believe has improved the transparency of our operating results. Instead, we recognize interest income from such receivables.

Travel Distribution Services
(Consisting primarily of electronic global distribution services for the travel industry and travel agency services)

	2004	2003	% change

Revenue	$452	$416	9%

EBITDA	$124	$128	(3%)

Revenue increased primarily due to an 8% increase in Galileo booking fees and the March 2003 acquisition of Trip Network, Inc., which operates the rapidly growing on-line travel business of Cheap Tickets. Year-over-year EBITDA amounts are not comparable due to the acquisition of CheapTickets.com on March 31, 2003 (the operating results of which are included in first quarter 2004 but not in first quarter

2003). Excluding the acquisition of CheapTickets.com, the year-over-year comparison in first quarter 2004 would have been favorable. Moreover, we anticipate favorable year-over-year comparisons for the remainder of 2004.

Vehicle Services
(Consisting of vehicle rental, vehicle management services and fleet card services)

	2004	2003	% change

Revenue	$1,394	$1,357	3%

EBITDA	$100	$50	100%

Revenue and EBITDA increased principally due to growth in our car rental businesses and our Wright Express fuel card management business. Avis benefited from a 2% increase in car rental day volume and a 5% increase in price. The significant increase in EBITDA reflects synergies from the successful integration of Budget, which is substantially complete.

Financial Services
(Consisting of individual membership products, insurance-related services, financial services enhancement products and tax preparation services)

	2004	2003	% change

Revenue	$526	$389	35%

EBITDA	$177	$165	7%

Year-over-year revenue and EBITDA amounts are not comparable due to the consolidation of TRL Group (formerly Trilegiant Corporation) beginning on July 1, 2003, pursuant to FASB Interpretation No. 46. Revenue and EBITDA were positively impacted by growth in our Jackson Hewitt Tax Service business. EBITDA was negatively impacted by our resumption in February 2004 of marketing to solicit new members in our individual membership business pursuant to the modification of our relationship with TRL Group. We expect to realize revenue from these marketing expenses in future periods.

Corporate and Other
Revenue and EBITDA included a previously disclosed pretax gain of $33 million from the sale of Homestore, Inc. common stock in first quarter 2004, versus a previously disclosed $30 million gain from the sale of the Company's ownership interest in Entertainment Publications, Inc. in first quarter 2003.

Recent Achievements—Strategic Initiatives
During the first quarter, the Company made considerable progress toward its cash flow generation, debt reduction and share repurchase goals:

  •
  Generated Net Cash Provided by Operating Activities of $830 million and Free Cash Flow of $356 million. See Table 8 for a description of Free Cash Flow and a reconciliation to Net Cash Provided by Operating Activities.

  •
  Reduced corporate debt, net of cash on the balance sheet, by $140 million (corporate debt excludes Debt under Management and Mortgage Programs). As of March 31, 2004, the Company had $632 million of cash and cash equivalents and $5.65 billion of corporate debt outstanding, including $863 million of Upper DECS securities, which will mandatorily convert to common stock in August 2004. See Table 6 for more detailed information.

  •
  Issued a notice to redeem on May 1, 2004 the approximately $310 million of outstanding 11% Senior Subordinated Notes Due 2009.

  •
  Utilized $405 million of cash for the repurchase of common stock, net of proceeds from option exercises. This amount included the use of cash that had been earmarked for redemption of our Zero Coupon Senior Convertible Contingent Debt Securities ("CODES") to instead repurchase common stock issued upon their conversion.

In addition, during the quarter, the Company:

  •
  Paid its first-ever regular quarterly cash dividend of $0.07 per common share.

  •
  Filed a registration statement with the Securities and Exchange Commission for the sale of 100% of its ownership interest in Jackson Hewitt Tax Service Inc. in an initial public offering expected to take place in the second quarter of 2004.

  •
  Acquired the residential real estate brokerage operations of Sotheby's International Realty and entered into a fifty-year licensing agreement (renewable for an additional fifty-years) with Sotheby's.

  •
  Amended its contractual relationship with Trilegiant Corporation, now known as TRL Group Inc., and re-assumed responsibility for marketing membership clubs, as well as servicing members.

Subsequent to March 31, 2004, the Company has:

  •
  Acquired Australia-based Flairview Travel, a leading online hotel distributor that specializes in the distribution of international hotel content throughout Europe and the Asia Pacific region through its merchant hotel brand, www.HotelClub.com, and its last-minute Web site, www.RatesToGo.com.

2004 Outlook
The Company projects the following EPS for 2004:

	Second Quarter	Third Quarter	Fourth Quarter	Full Year
2004	$0.42—$0.44	$0.53—$0.55	$0.33—$0.35	$1.69—$1.74	(a)
2003(b)	$0.37	$0.47	$0.28	$1.41
% Increase	14%—19%	13%—17%	18%—25%	20%—23%

(a)
Includes the one-time tax benefit of $0.10 per share recorded in first quarter 2004 related to the transaction with Trilegiant.

(b)
2003 amounts are for continuing operations only.

The Company also announced the following detailed financial projections for full year 2004 (in millions):

	Full Year 2003 Actual	Full Year 2004 Projected
Revenue
Real Estate Franchise and Operations	$5,258	$5,850—6,000
Mortgage Services	1,483	1,150—1,250

Total Real Estate Services	6,741	7,000—7,250
Hospitality Services	2,523	2,825—2,925
Travel Distribution Services	1,659	1,900—2,000
Vehicle Services	5,851	6,000—6,225

Total Travel Services	10,033	10,725—11,150
Financial Services	1,401	1,650—1,750

Total Reportable Segments	$18,175	$19,550—19,975
Corporate and Other	17	50—100

Total Company	$18,192	$19,600—20,075

EBITDA
Real Estate Franchise and Operations	$892	$930—980
Mortgage Services	380	230—280
Hospitality Services	633	740—790
Travel Distribution Services	459	485—525
Vehicle Services	442	600—650
Financial Services	363	400—450

Total Reportable Segments	$3,169	$3,515—3,585
Corporate and Other	(35)	(60—50)
Depreciation and amortization(a)	(518)	(580—565)
Amortization of pendings/listings	(20)	(25—20)
Interest expense, net(a)(b)	(365)	(280—270)

Pretax income	$2,231	$2,570—2,680
Provision for income taxes(c)	(745)	(745—785)
Minority interest	(21)	(10—5)

Income from continuing operations	$1,465	$1,815—1,890

Diluted weighted average shares outstanding(d)	1,040	1,085—1,075

*
Projections do not total because we do not expect the actual results of all segments to be at the lowest or highest end of any projected range simultaneously.

(a)
Depreciation and amortization excludes amounts related to our assets under management and mortgage programs, and interest expense excludes amounts related to our debt under management and mortgage programs, both of which are already reflected in EBITDA.

(b)
2004 and 2003 interest expense includes $14 million and $58 million, respectively, of losses on the early extinguishment of debt.

(c)
Includes the one-time tax benefit of $109 million recorded in first quarter 2004 related to the transaction with Trilegiant. Excluding this benefit, the effective tax rate is expected to be approximately 33.3% in 2004.

(d)
Diluted weighted average shares outstanding forecasted for 2004 reflect conversion of the Upper DECS and incremental dilution from employee stock options, partially offset by actual and anticipated common stock repurchases.

Investor Conference Call

Cendant will host a conference call to discuss the first quarter results on Tuesday, April 20, 2004, at 11:00 a.m. (EST). Investors may access the call live at www.cendant.com or by dialing (719) 457-2694. A web replay will be available at www.cendant.com following the call. A telephone replay will be available from 2:00 p.m. (EST) on April 20, 2004 until 8:00 p.m. (EST) on April 27, 2004 at (719) 457-0820, access code: 141252.

Cendant Corporation is primarily a provider of travel and residential real estate services. With approximately 90,000 employees, New York City-based Cendant provides these services to businesses and consumers in over 100 countries. More information about Cendant, its companies, brands and current SEC filings may be obtained by visiting the Company's Web site at www.cendant.com or by calling 877-4-INFOCD (877-446-3623).

Statements about future results made in this release, including the projections, and the statements attached hereto constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and the current economic environment. The Company cautions that these statements are not guarantees of future performance. Actual results may differ materially from those expressed or implied in the forward-looking statements. Important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements are specified in Cendant's Annual Report on Form 10-K for the fiscal year ended December 31, 2003.

Such forward-looking statements include projections. Such projections were not prepared in accordance with published guidelines of the American Institute of Certified Public Accountants or the SEC regarding projections and forecasts, nor have such projections been audited, examined or otherwise reviewed by independent auditors of Cendant or its affiliates. In addition, such projections are based upon many estimates and are inherently subject to significant economic, competitive and other uncertainties and contingencies, including but not limited to the impact of war or terrorism, which are beyond the control of management of Cendant and its affiliates. Accordingly, actual results may be materially higher or lower than those projected. The inclusion of such projections herein should not be regarded as a representation by Cendant or its affiliates that the projections will prove to be correct.

This release includes certain non-GAAP financial measures as defined under SEC rules. As required by SEC rules, we have provided a reconciliation of those measures to the most directly comparable GAAP measures, which is contained in the tables to this release and on our web site at www.cendant.com.

Media Contact:	Investor Contacts:

Elliot Bloom 212-413-1832	Sam Levenson 212-413-1834

Henry A. Diamond 212-413-1920

# # #
Tables Follow

Table 1

Cendant Corporation and Subsidiaries
SUMMARY DATA SHEET
(Dollars in millions, except per share data)

	First Quarter
			% Change
	2004	2003
Income Statement Items
Net Revenues	$4,477	$4,128	8%
Pretax Income (A)	503	470	7%
Net Income	441	309	43%
Net Income per Share (diluted)	0.42	0.30	40%
Balance Sheet Items as of March 31, 2004 and December 31, 2003
Total Corporate Debt (Excluding Upper DECS)	$4,791	$5,139
Cash and Cash Equivalents	632	840
Total Stockholders' Equity	10,637	10,186
Cash Flow Items
Net Cash Provided by Operating Activities	$830	$1,166
Free Cash Flow (B)	356	440
Net Cash Provided by Management and Mortgage Program Activities (C)	100	139
Payments Made for Current Period Acquisitions, Net of Cash Acquired	(142)	(27)
Net Debt Borrowings	6	249
Net Repurchases of Common Stock	(405)	(120)
Payment of Dividends	(72)	—

Reportable Operating Segment Results

	First Quarter
			% Change
	2004	2003
Net Revenues
Real Estate Franchise and Operations	$1,156	$985	17%
Mortgage Services	238	370	(36%)

Total Real Estate Services	1,394	1,355	3%

Hospitality Services	681	580	17%
Travel Distribution Services	452	416	9%
Vehicle Services	1,394	1,357	3%

Total Travel Services	2,527	2,353	7%

Financial Services	526	389	35%

Total Reportable Segments	4,447	4,097	9%
Corporate and Other	30	31	*

Total Company	$4,477	$4,128	8%

EBITDA
Real Estate Franchise and Operations	$129	$113	14%
Mortgage Services	8	113	(93%)
Hospitality Services	168	144	17%
Travel Distribution Services	124	128	(3%)
Vehicle Services	100	50	100%
Financial Services	177	165	7%

Total Reportable Segments	706	713	(1%)
Corporate and Other	13	16

Total Company	$719	$729

Reconciliation of EBITDA to Pretax Income
Total Company EBITDA	$719	$729
Less: Non-program related depreciation and amortization	131	129
Non-program related interest expense, net	81	79
Early extinguishment of debt	—	48
Amortization of pendings and listings	4	3

Pretax Income (A)	$503	$470	7%

*
Not meaningful.
(A)
Referred to as "Income before income taxes and minority interest" on the Consolidated Condensed Statements of Income presented on Table 2.
(B)
See Table 8 for the underlying calculations and reconciliations.
(C)
Included as a component of Free Cash Flow. This amount represents the net cash flows from the operating, investing and financing activities of management and mortgage programs.

Table 2

Cendant Corporation and Subsidiaries
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(In millions, except per share data)

	Three Months Ended March 31,
	2004	2003 (*)
Revenues
Service fees and membership, net	$3,099	$2,790
Vehicle-related	1,334	1,301
Other	44	37

Net revenues	4,477	4,128

Expenses
Operating	2,240	2,046
Vehicle depreciation, lease charges and interest, net	614	597
Marketing and reservation	502	408
General and administrative	399	341
Non-program related depreciation and amortization	131	129
Non-program related interest, net:
Interest expense, net	81	79
Early extinguishment of debt	—	48
Acquisition and integration related costs:
Amortization of pendings and listings	4	3
Other	3	7

Total expenses	3,974	3,658

Income before income taxes and minority interest	503	470
Provision for income taxes	58	155
Minority interest, net of tax	4	6

Net income	$441	$309

Net income per share
Basic	$0.43	$0.30
Diluted	0.42	0.30
Weighted average shares
Basic	1,015	1,028
Diluted	1,059	1,040

(*)
Certain reclassifications have been made to conform to the current presentation.

Table 3

Cendant Corporation and Subsidiaries
2003 REVENUES AND EBITDA BY SEGMENT
(In millions)

On January 1, 2004, the Company changed its segment reporting structure to enable greater transparency into its results of operations. The Company's Real Estate Franchise and Operations segment includes its real estate brokerage, real estate franchise and relocation businesses and the Company's Mortgage Services segment includes its mortgage and settlement services businesses. These two segments were previously combined and reported as the former Real Estate Services segment. The following information has been revised to reflect this change.

	Revenues
	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Full Year
Real Estate Franchise and Operations	$985	$1,388	$1,593	$1,292	$5,258
Mortgage Services	370	394	411	308	1,483

Total Real Estate Services	1,355	1,782	2,004	1,600	6,741

Hospitality Services	580	635	696	612	2,523
Travel Distribution Services	416	426	424	393	1,659
Vehicle Services	1,357	1,499	1,610	1,385	5,851

Total Travel Services	2,353	2,560	2,730	2,390	10,033

Financial Services	389	275	370	367	1,401

Total Reportable Segments	4,097	4,617	5,104	4,357	18,175
Corporate and Other	31	—	(6)	(8)	17

Total Company	$4,128	$4,617	$5,098	$4,349	$18,192

	EBITDA
	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Full Year
Real Estate Franchise and Operations	$113	$262	$325	$192	$892
Mortgage Services	113	92	111	64	380
Hospitality Services	144	150	189	150	633
Travel Distribution Services	128	104	119	108	459
Vehicle Services	50	132	187	73	442
Financial Services	165	75	62	61	363

Total Reportable Segments	713	815	993	648	3,169
Corporate and Other	16	(14)	(42)	5	(35)

Total Company	$729	$801	$951	$653	$3,134

Reconciliation of EBITDA to Pretax Income
Total Company EBITDA	$729	$801	$951	$653	$3,134
Less: Non-program related depreciation and amortization	129	129	129	131	518
Non-program related interest expense, net	79	80	75	73	307
Early extinguishment of debt	48	6	4	—	58
Amortization of pendings and listings	3	4	5	8	20

Pretax Income	$470	$582	$738	$441	$2,231

Table 4
(page 1 of 2)

Cendant Corporation and Affiliates
SEGMENT REVENUE DRIVER ANALYSIS
(Revenue dollars in thousands)

	First Quarter
	2004	2003	% Change
REAL ESTATE FRANCHISE AND OPERATIONS SEGMENT
Real Estate Franchise
Closed Sides—Domestic	436,862	408,446	7%
Average Price	$224,017	$199,355	12%
Royalty and Marketing Revenue (A)	$156,234	$136,739	14%
Total Revenue (A)	$162,121	$142,699	14%
Real Estate Brokerage
Net Revenue from Real Estate Transactions	$940,013	$778,083	21%
Other Revenue	$11,697	$10,906	7%
Total Revenue	$951,710	$788,989	21%
Relocation
Service Based Revenue (Referrals, Outsourcing, etc.)	$65,150	$63,013	3%
Asset Based Revenue (Home Sale Closings and Financial Income)	$40,555	$44,641	(9%)
Total Revenue	$105,705	$107,654	(2%)
MORTGAGE SERVICES SEGMENT
Mortgage
Production Loans Closed to be Securitized (millions)	$7,189	$12,217	(41%)
Other Production Loans Closed (millions)	$4,062	$5,628	(28%)
Production Loans Sold (millions)	$6,638	$12,673	(48%)
Average Servicing Loan Portfolio (millions)	$133,213	$115,780	15%
Production Revenue	$121,237	$291,951	(58%)
Gross Recurring Servicing Revenue	$120,290	$108,614	11%
Amortization and Impairment of Mortgage Servicing Rights	$(263,862)	$(196,691)	*
Hedging Activity for Mortgage Servicing Rights	$170,800	$63,053	*
Other Servicing Revenue (B)	$3,937	$1,421	*
Total Revenue	$152,402	$268,348	(43%)
Settlement Services
Title and Appraisal Units	94,629	127,754	(26%)
Total Revenue	$85,539	$101,198	(15%)
HOSPITALITY SERVICES SEGMENT
Lodging
RevPAR (C)	$22.31	$22.06	1%
Weighted Average Rooms Available	474,198	498,594	(5%)
Royalty, Marketing and Reservation Revenue (C)	$77,830	$76,048	2%
Total Revenue (C)	$93,063	$88,199	6%
RCI
Average Subscriptions	2,994,799	2,929,136	2%
Number of Exchanges (D)	481,264	467,037	3%
Exchange and Subscription Revenue (D)	$115,878	$105,047	10%
Points and Rental Transaction Revenue (D)	$31,232	$19,843	57%
Other Revenue (D)	$22,432	$17,198	30%
Total Revenue	$169,542	$142,088	19%
Fairfield Resorts
Tours	101,108	95,378	6%
Total Revenue	$199,321	$161,976	23%

Trendwest Resorts
Tours	79,930	100,970	(21%)
Total Revenue	$151,129	$128,907	17%
Vacation Rental Group
Cottage Weeks Sold	240,985	232,262	4%
Total Revenue	$68,343	$58,440	17%

*
Not meaningful.

(A)
Includes intercompany royalties of $64 million and $54 million for the three months ended March 31, 2004 and 2003, respectively, paid by Real Estate Brokerage.

(B)
Includes net interest expense of $14 million and $16 million for the three months ended March 31, 2004 and 2003, respectively.

(C)
Due to the normal delay in receiving data from franchisees, we estimate royalty revenue for the last month of each quarter and reflect subsequent adjustments in the following quarter. In first quarter 2003, our estimate did not fully reflect the impact associated with the war in Iraq. Therefore, the second quarter of 2003 includes a downward revision of approximately $2 million in royalty revenue to reflect actual results. Giving consideration to this adjustment, RevPAR would have been $21.43, royalty, marketing and reservation revenue would have been $73,896 thousand and total revenue would have been $86,047 thousand.

(D)
The 2003 amounts have been revised to reflect a new presentation of drivers during 2004.

Table 4
(page 2 of 2)

Cendant Corporation and Affiliates
SEGMENT REVENUE DRIVER ANALYSIS
(Revenue dollars in thousands)

	First Quarter
	2004	2003	% Change
TRAVEL DISTRIBUTION SERVICES SEGMENT
Galileo Domestic Booking Volume (000's)
Air	22,970	22,570	2%
Car/Hotel	4,100	4,224	(3%)
Galileo International Booking Volume (000's)
Air	45,930	43,276	6%
Car/Hotel	1,272	1,162	9%
Galileo Worldwide Booking Volume (000's)
Air	68,900	65,846	5%
Car/Hotel	5,372	5,386	—
Galileo Revenue	$409,884	$386,285	6%
Travel Services On-line Gross Bookings (000's)	$262,718	$225,026	17%
Travel Services Off-line Gross Bookings (000's)	$231,682	$253,070	(8%)
Total Revenue (A)	$452,065	$416,263	9%
VEHICLE SERVICES SEGMENT
Avis
Rental Days (000's)	13,340	13,093	2%
Time and Mileage Revenue per Day	$41.80	$39.93	5%
Average Length of Rental (stated in Days)	3.62	3.70	(2%)
Total Revenue (D)	$625,007	$582,775	7%
Budget (C)
Car Rental Days (000's)	6,650	6,753	(2%)
Time and Mileage Revenue per Day	$35.88	$35.64	1%
Average Length of Rental (stated in Days)	4.09	4.12	(1%)
Car Rental Revenue (B)	$284,138	$290,144	(2%)
Truck Rental Revenue (B)	$91,888	$108,348	(15%)
Total Revenue (B)	$376,026	$398,492	(6%)
Vehicle Management and Fuel Card Services
Average Fleet (Leased)	313,572	317,790	(1%)
Average Number of Cards (000's)	3,970	3,708	7%
Service Based Revenue	$62,459	$55,032	13%
Asset Based Revenue	$330,257	$321,187	3%
Total Revenue	$392,716	$376,219	4%
FINANCIAL SERVICES SEGMENT
Loyalty/Insurance Marketing Revenue	$157,254	$149,211	5%
Individual Membership Revenue (D)	$200,975	$107,145	*
Jackson Hewitt
Total Returns	2,694,670	2,431,049	11%
Average Royalty Fee per Franchise Return	$27.98	$24.17	16%
Total Revenue	$168,868	$132,679	27%

*
Not meaningful.

(A)
The 2004 amount includes the revenues of businesses acquired during or subsequent to the first quarter of 2003. Accordingly, first quarter 2003 revenue is not comparable to the current period amount.

(B)
Certain reclassifications have been made to the 2003 amounts to conform to the current presentation.

(C)
The 2003 amounts have been revised to reflect a new presentation of drivers during 2004 consistent with the methodology used for the Avis business now that Budget has been integrated onto our system.

(D)
The 2004 amounts reflect the results of operations of TRL Group, Inc. (formerly Trilegiant Corporation) pursuant to the July 1, 2003 adoption of FIN 46, while the 2003 amounts do not reflect the results of TRL Group, Inc. Accordingly, first quarter 2003 revenues are not comparable to current period amounts.

Table 5

Cendant Corporation and Subsidiaries
CONSOLIDATED CONDENSED BALANCE SHEETS
(In billions)

	As of March 31, 2004	As of December 31, 2003
Assets
Current assets:
Cash and cash equivalents	$0.6	$0.8
Other current assets	3.7	3.7

Total current assets	4.3	4.5
Property and equipment, net	1.8	1.8
Goodwill	11.2	11.1
Other non-current assets	4.1	4.0

Total assets exclusive of assets under programs	21.4	21.4
Assets under management and mortgage programs	18.4	17.6

Total assets	$39.8	$39.0

Liabilities and stockholders' equity
Current liabilities:
Current portion of long-term debt	$1.2	$1.6
Other current liabilities	5.5	5.6

Total current liabilities	6.7	7.2
Long-term debt, excluding Upper DECS	3.6	3.5
Upper DECS	0.9	0.9
Other non-current liabilities	1.2	1.1

Total liabilities exclusive of liabilities under programs	12.4	12.7
Liabilities under management and mortgage programs	16.8	16.1
Total stockholders' equity	10.6	10.2

Total liabilities and stockholders' equity	$39.8	$39.0

Table 6

Cendant Corporation and Subsidiaries
SCHEDULE OF CORPORATE DEBT (A)
(In millions)

Earliest Mandatory Redemption Date	Maturity Date		March 31, 2004	December 31, 2003
		Net Debt
February 2004	n/a	Zero coupon senior convertible contingent notes (B)	$—	$430
May 2004	May 2021	Zero coupon convertible debentures (C)	7	7
November 2004	November 2011	3 7/8% convertible senior debentures (D)	804	804
August 2006	August 2006	6 7/8% notes	849	849
January 2008	January 2008	6 1/4% notes	797	797
May 2009	May 2009	11% senior subordinated notes (E)	329	333
March 2010	March 2010	6 1/4% notes	348	348
January 2013	January 2013	7 3/8% notes	1,190	1,190
March 2015	March 2015	7 1/8% notes	250	250
		Net hedging gains (F)	99	31
		Other	118	100

		Total corporate debt, excluding Upper DECS	4,791	5,139
		Plus: Upper DECS	863	863

		Total Debt	5,654	6,002
		Less: Cash and cash equivalents	632	840

		Net Debt	$5,022	$5,162

		Net Capitalization
		Total Stockholders' Equity	$10,637	$10,186
		Total Debt (per above)	5,654	6,002

		Total Capitalization	16,291	16,188
		Less: Cash and cash equivalents	632	840

		Net Capitalization	$15,659	$15,348

		Net Debt to Net Capitalization Ratio (G)	32.1%	33.6%
		Total Debt to Total Capitalization Ratio	34.7%	37.1%

(A)
Amounts presented herein exclude debt under management and mortgage programs.

(B)
On February 13, 2004, these notes were converted into approximately 22 million shares of CD common stock.

(C)
Each $1,000 principal amount is convertible into 39.08 shares of CD common stock. The Company has given notice that it will redeem these debentures during second quarter 2004.

(D)
Each $1,000 principal amount is convertible into 41.58 shares of CD common stock during 2004 if the average price of CD common stock exceeds $28.32 during the stipulated measurement periods. Redeemable by the Company after November 27, 2004. Holders may require the Company to repurchase the debentures on November 27, 2004 and 2008. The Company intends to redeem these debentures during fourth quarter 2004, at which time holders will have the right to convert their debentures into shares of CD common stock.

(E)
Redeemable by the Company after May 1, 2004. The Company has given notice that it will redeem these notes during second quarter 2004.

(F)
As of March 31, 2004, this balance represents $190 million of realized gains resulting from the termination of interest rate hedges, which will be amortized by the Company to reduce future interest expense, partially offset by $91 million of mark to market adjustments on current interest rate hedges.

(G)
The "Net Debt to Net Capitalization Ratio" is useful in measuring the Company's leverage and indicating the strength of its financial condition. This ratio is calculated by dividing (i) net corporate debt (which reflects total debt adjusted to assume the application of available cash to reduce outstanding indebtedness) by (ii) net capitalization (which reflects total capitalization also adjusted for the application of available cash). A reconciliation of the "Net Debt to Net Capitalization Ratio" to the appropriate measure recognized under generally accepted accounting principles (Total Debt to Total Capitalization Ratio) is presented in the above table.

Table 7

Cendant Corporation and Subsidiaries
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(In millions)

	Three Months Ended March 31,
	2004	2003
Operating Activities
Net cash provided by operating activities exclusive of management and mortgage programs	$342	$316
Net cash provided by operating activities of management and mortgage programs	488	850

Net Cash Provided by Operating Activities	830	1,166

Investing Activities
Property and equipment additions	(104)	(97)
Net assets acquired, net of cash acquired, and acquisition-related payments	(165)	(81)
Proceeds received on asset sales	18	82
Proceeds from disposition of business, net of transaction-related payments	42	—
Other, net	45	53

Net cash used in investing activities exclusive of management and mortgage programs	(164)	(43)

Management and mortgage programs:
Net change in program cash	207	(17)
Net investment in vehicles	(1,813)	(693)
Net relocation receivables	19	(12)
Net mortgage servicing rights, related derivatives and mortgage-backed securities	141	(7)

	(1,446)	(729)

Net Cash Used in Investing Activities	(1,610)	(772)

Financing Activities
Proceeds from borrowings	19	2,650
Principal payments on borrowings	(13)	(2,401)
Issuances of common stock	207	32
Repurchases of common stock	(612)	(152)
Payment of dividends	(72)	—
Other, net	1	(64)

Net cash provided by (used in) financing activities exclusive of management and mortgage programs	(470)	65

Management and mortgage programs:
Proceeds from borrowings	3,661	7,086
Principal payments on borrowings	(2,727)	(6,584)
Net change in short-term borrowings	129	(471)
Other	(5)	(13)

	1,058	18

Net Cash Provided by Financing Activities	588	83

Effect of changes in exchange rates on cash and cash equivalents	(16)	(23)

Net increase (decrease) in cash and cash equivalents	(208)	454
Cash and cash equivalents, beginning of period	840	126

Cash and cash equivalents, end of period	$632	$580

Table 8

Cendant Corporation and Subsidiaries
CONSOLIDATED SCHEDULES OF FREE CASH FLOWS
(In millions)

Free Cash Flow is useful to management and the Company's investors in measuring the cash generated by the Company that is available to be used to repurchase stock, repay debt obligations, pay dividends and invest in future growth through new business development activities or acquisitions. Free Cash Flow should not be construed as a substitute in measuring operating results or liquidity. Such metric may not be comparable to similarly titled measures used by other companies and is not a measurement recognized under generally accepted accounting principles. A reconciliation of Free Cash Flow to the appropriate measure recognized under generally accepted accounting principles (Net Cash Provided by Operating Activities) is presented below.

	Three Months Ended March 31,
	2004	2003
Pretax income	$503	$470
Addback of non-cash depreciation and amortization:
Non-program related	131	129
Pendings and listings	4	3
Tax payments, net of refunds	(59)	(20)
Working capital	(226)	(233)
Capital expenditures	(104)	(97)
Other	7	49
Management and mortgage programs (*)	100	139

Free Cash Flow	356	440
Current period acquisitions, net of cash acquired	(142)	(27)
Payments related to prior period acquisitions	(23)	(54)
Proceeds from disposition of business, net	42	—
Net repurchases of common stock	(405)	(120)
Payment of dividends	(72)	—
Investments and other	30	(34)
Net borrowings	6	249

Net increase (decrease) in cash and cash equivalents (per Table 7)	$(208)	$454

(*)
Cash flows related to management and mortgage programs may fluctuate significantly from period to period due to the timing of the underlying management and mortgage program transactions (i.e., timing of mortgage loan origination versus sale). For the three months ended March 31, 2004 and 2003, the net cash flows from the activities of management and mortgage programs is reflected on Table 7 as follows: (i) net cash provided by operating activities of $488 million and $850 million, respectively, (ii) net cash used in investing activities of $1,446 million and $729 million, respectively, and (iii) net cash provided by financing activities of $1,058 million and $18 million, respectively.

RECONCILIATION OF FREE CASH FLOW TO NET CASH PROVIDED BY OPERATING ACTIVITIES
(In millions)

	Three Months Ended March 31,
	2004	2003
Free Cash Flow (per above)	$356	$440
Cash (inflows) outflows included in Free Cash Flow but not reflected in Net Cash Provided by Operating Activities:
Investing activities of management and mortgage programs	1,446	729
Financing activities of management and mortgage programs	(1,058)	(18)
Capital expenditures	104	97
Proceeds received on asset sales	(18)	(82)

Net Cash Provided by Operating Activities (per Table 7)	$830	$1,166

Full Year 2004 Projected
Free Cash Flow	$2,000—$2,300
Cash outflows included in Free Cash Flow but not reflected in Net Cash Provided by Operating Activities:
Investing and financing activities of management and mortgage programs	1,975— 2,625
Capital expenditures	525— 575

Net Cash Provided by Operating Activities	$4,500—$5,500

QuickLinks

  Exhibit 99
CENDANT REPORTS RECORD RESULTS FOR THE FIRST QUARTER 2004
  Table 1
Cendant Corporation and Subsidiaries SUMMARY DATA SHEET (Dollars in millions, except per share data)
  Table 2
Cendant Corporation and Subsidiaries CONSOLIDATED CONDENSED STATEMENTS OF INCOME (In millions, except per share data)
  Table 3
Cendant Corporation and Subsidiaries 2003 REVENUES AND EBITDA BY SEGMENT (In millions)
  Table 4 (page 1 of 2)
Cendant Corporation and Affiliates SEGMENT REVENUE DRIVER ANALYSIS (Revenue dollars in thousands)
  Table 4 (page 2 of 2)
Cendant Corporation and Affiliates SEGMENT REVENUE DRIVER ANALYSIS (Revenue dollars in thousands)
  Table 5
Cendant Corporation and Subsidiaries CONSOLIDATED CONDENSED BALANCE SHEETS (In billions)
  Table 6
Cendant Corporation and Subsidiaries SCHEDULE OF CORPORATE DEBT (A) (In millions)
  Table 7
Cendant Corporation and Subsidiaries CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (In millions)
  Table 8
Cendant Corporation and Subsidiaries CONSOLIDATED SCHEDULES OF FREE CASH FLOWS (In millions)
RECONCILIATION OF FREE CASH FLOW TO NET CASH PROVIDED BY OPERATING ACTIVITIES (In millions)